SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 10, 1999

                                 ESG RE LIMITED
             (Exact Name of Registrant as Specified in its Charter)

           Bermuda                       000-23481           Not Applicable
(State or Other Jurisdiction of    (Commission File Number)   (IRS Employer
         Incorporation)                                      Identification No.)

           16 Church Street                              Not Applicable
        Hamilton HM11, Bermuda                             (Zip Code)
(Address of Principal Executive Offices)

                                 (441) 295-2185
              (Registrant's telephone number, including area code)

          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.

In a release dated September 10, 1999, ESG Re Limited (NASDAQ: ESREF) announced the appointment of current Chief Underwriting and Marketing Officer, Steven Debrovner, as Chief Executive of ESG's reinsurance operations. In addition, ESG has decided to expense currently all costs associated with its health care initiatives. The Company anticipates taking a charge of up to $7 million in respect of such actions.

ITEM 6. RESIGNATION OF REGISTRANT'S DIRECTORS.

In the above mentioned release dated September 10, 1999, ESG Re Limited (NASDAQ:
ESREF) announced the resignation of Chief Executive Officer and Director of ESG, Wolfgang Wand. Chairman of the Board John C. Head III, will be assuming the role of Chief Executive Officer. Edward A. Tilly was elected Deputy Chairman.

ITEM 7. EXHIBITS.

Exhibit 99 News Release dated September 10, 1999 is attached.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 10, 1999

                                                   ESG RE LIMITED


                                                   By: /s/ Margaret L. Webster
                                                   ---------------------------
                                                           Margaret L. Webster
                                                           General Counsel

For Immediate Release

                                     Contacts:     ESG Re Limited
                                                   Joan Dillard
                                                   Chief Financial Officer
                                                   +49-40-3698-8620 (Germany)
                                                   e-mail:joan.dillard@esre.com


                   ESG RE: ANNOUNCES NEW MANAGEMENT STRUCTURE
--------------------------------------------------------------------------------

     HAMILTON, BERMUDA, September 10,1999 - The Board of Directors of ESG Re Limited (NASDAQ: ESREF) today announced the implementation of a new management structure to reflect the developing balance of its businesses and the requirements of ESG's senior personnel.

     Mr. Steven Debrovner, currently Chief Underwriting and Marketing Officer, has been named Chief Executive of ESG's reinsurance operations and will be responsible for all aspects of the Company's insurance business and will relocate to London.

     The Board of Directors of ESG also announced that Mr. Wolfgang Wand has resigned as Chief Executive Officer and as a director of ESG effective September 30, 1999, due to medical and other personal reasons. Mr. Wand will continue to support ESG's German health care business. Mr. John C. Head III, who has been Chairman of the Board since 1997, has assumed the added role of Chief Executive Officer.

     Mr. Edward A. Tilly, a director of ESG and formerly Chairman and Chief Executive of Consolidated Financial Insurance Group of companies of General Electric Company, has been elected Deputy Chairman and will assist the senior management of ESG's insurance business.

     Mr. Head stated, "We wish to thank Mr. Wand for his significant entrepreneurial contributions during the initial development stages of ESG's insurance business and during the start-up phase of its health care operations. We believe ESG will continue to benefit from his skills and understanding of the German insurance and health care industry."

     Ms. Joan Dillard, Chief Financial Officer of ESG, will relocate to the company's office located in Dublin, Ireland, where she will, in addition, be responsible for ESG's central administrative operations.

     In addition, ESG has decided to expense currently, rather than to capitalize, all costs associated with its health care initiatives which primarily support COMED, a health care association for the German market. The Company therefore anticipates taking a charge of up to $7 million in the third quarter, primarily associated with such investments.

     Mr. Head commented, "ESG is committed to maintaining a conservative and disciplined balance sheet and will continue to invest solely in personal reinsurance and health care businesses. Through the activities led by Mr. Debrovner and his team, ESG expects to write in 1999 approximately $340 million in personal lines reinsurance premiums at pricing levels consistent with our business plan. Furthermore, we are confident that Dr. Moeller will bring increased focus and management skills to ESG's new initiatives in the health care business."

ESG Re Limited provides medical, personal accident, credit life and disability and special risks reinsurance to insurers and selected reinsurers on a worldwide basis. The Company distinguishes itself by offering "intelligent reinsurance" products and services that help its ceding clients to better manage their risks. These include software solutions to particular underwriting problems, actuarial support, product design, and, in the field of medical expense reinsurance, loss prevention and disease management.

--------------------------------------------------------------------------------

Uncertainties related to forward looking statements: Certain statements in this Press Release constitute "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: The Company's lack of history as a reinsurer and its increased scope of business; the company's dependence on key clients; the volatility and unpredictability of the risks the company insures; the cyclical nature of the reinsurance market; competition and the company's evaluation by insurance rating agencies; changes in tax laws and regulations; foreign currency fluctuation; and the adequacy of loss reserves. A further discussion of factors that could affect the Company's results is included in documents and reports filed by the Company with the Securities and Exchange Commission.